Exhibit 10.4a

               [LETTERHEAD OF PINNACLE WEST CAPITAL CORPORATION]


                                                                      JACK DAVIS
                                                                       President

June 28, 2001

Steve Wheeler
One Arizona Center
400 East Van Buran
Phoenix, AZ 85004-0001

Dear Steve,

I'm delighted that you have made the decision to join Pinnacle West Capital Corporation (PNW) beginning June 29, 2001. This is an exciting and challenging time in the Company, and your experience will have a direct impact on our efforts. The information outlined below covers the major items we have discussed regarding our offer of employment.

As you know, this offer is for the position of Senior Vice President of Transmission Operations, Regulation and Planning with an annual base salary of $275,000, effective your first day of employment. You will participate in the officer annual incentive program with a maximum opportunity equal to fifty-two percent of your annual base salary. Any incentive payout for 2001 results will be paid in full and not pro-rated. Incentive dollars are generally paid during the first quarter of the subsequent year.

Within two weeks of your first day of employment you will also receive a $100,000 employment incentive, and three thousand shares of Pinnacle West stock.

In addition to the base and incentive compensation referenced above, you will also receive a semi-monthly auto allowance totaling $7,440 per year.

I have enclosed a summary of our employee benefits and a schedule showing the applicable premiums that are cost shared with our employees. Since you are not immediately eligible for PNW medical plan coverage, the premium cost of any external medical coverage you carry will be paid by the Company until your eligibility date. Further, enclosed is a description of our Employee Savings Plan in which you will be eligible to participate 31 days after employment. Please note that the Employee Savings Plan is a pre-tax savings plan. Also the premiums that apply to our medical and dental plans are on a pre-tax basis.
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Regarding pension, effective your first day of employment, you will be credited with ten years of vested service solely for the purpose of calculating future pension benefits. Additionally, you will receive two years of service for pension purposes in each of the first two years of employment. Thereafter you will receive pension crediting based on the pension policy applicable to officers.

During 2001 you will be eligible for four weeks of vacation. For purposes of vacation accrual, you will be eligible for five weeks vacation after five years.

Eligibility for all officer benefits not specifically mentioned above would be in accordance with the applicable policies and plan documents.

Effective July 1, 2002 your base salary will increase to $300,000 and you will receive an additional three thousand shares of stock. This stock award will be in addition to any other officer stock distribution that may occur as determined by the PNW Board of Directors.

This offer is contingent upon successful completion of employment prerequisites, which include a background check, physical exam and drug screen.

On behalf of Pinnacle West Capital Corporation I'd like to welcome you to our team. In the event you have any questions, feel free to contact me or Armando Flores who will be coordinating the details of your employment.

Sincerely,

/s/ Jack Davis